Exhibit 99.1

New York Community Bancorp, Inc. Reports 2Q 2015 Diluted Non-GAAP Cash Earnings Per Share of $0.30 (1) and Diluted GAAP Earnings Per Share of $0.28

Board of Directors Declares $0.25 Per Share Quarterly Cash Dividend

Second Quarter 2015 Highlights

  Solid Earnings and Returns:
  - The Company generated 2Q 2015 GAAP earnings of $123.7 million, providing a 1.09% return on average tangible assets and a 14.79% return on average tangible stockholders’ equity. (2)
  A Record $3.5 Billion of Loans Produced:
  - Loans originated for investment rose $804.6 million sequentially and $614.4 million year-over-year, to $3.5 billion, setting a Company record for the volume of loans produced for investment in a single quarter.
  Increasingly Superior Asset Quality:
  - Non-performing non-covered assets declined $53.9 million, or 38.8%, from the year-end 2014 balance to $85.1 million, representing 0.18% of total non-covered assets at 6/30/2015.
  - Other Real Estate Owned (“OREO”) fell $35.8 million, or 57.8%, from the year-end 2014 balance to $26.2 million at the end of June.
  Strategic Balance Sheet Management:
  - Assets rose $396.8 million sequentially and $89.3 million from the end of December to $48.6 billion at 6/30/2015--notwithstanding the sale of multi-family and commercial real estate (“CRE”) loans of $477.6 million in the current second quarter and $985.6 million in the current six-month period.
  Margin Consistency:
  - On a linked-quarter basis, the Company’s margin was flat excluding prepayment penalty income.
  - Prepayment penalties contributed $26.7 million to net interest income and 24 bps to the margin in 2Q 2015.
  Strong Efficiency:
  - The efficiency ratio improved to 43.40% in the current second quarter, as non-interest income increased and operating expenses declined sequentially.(3)
  Solid Capital Measures:
  - Excluding accumulated other comprehensive loss, net of tax (“AOCL”), tangible stockholders’ equity represented 7.41% of tangible assets at 6/30/2015. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--July 22, 2015--New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today reported GAAP earnings of $123.7 million, or $0.28 per diluted share, for the three months ended June 30, 2015, an increase from $119.3 million, or $0.27 per diluted share, in the trailing quarter and $118.7 million, or $0.27 per diluted share, in the year-earlier three months.

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Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

For the six months ended June 30, 2015, the Company reported GAAP earnings of $243.0 million, or $0.55 per diluted share, an increase from $233.9 million, or $0.53 per diluted share, in the first six months of 2014.

The Company also reported cash earnings of $133.2 million, or $0.30 per diluted share, for the current second quarter and $262.2 million, or $0.59 per diluted share, for the current six-month period. The contribution to tangible stockholders’ equity of the Company’s cash earnings exceeded the contribution of its GAAP earnings by $9.5 million and $19.2 million in the corresponding periods. (1)(2)

Commenting on the Company’s second-quarter performance, President and Chief Executive Officer Joseph R. Ficalora noted, “Among the quarter’s highlights was the substantial reduction in non-performing non-covered assets that stemmed from the sale of a single OREO property in June. As a result, non-performing non-covered assets represented 0.18% of total non-covered assets at the end of the second quarter -- the lowest this particular measure has been in 27 quarters, and 159 basis points below the peak in March 2010.

“An additional benefit of the sale was the $7.8 million gain we recorded in ‘Other non-interest income,’ which contributed to a sequential and year-over-year rise in non-interest income, as well as the increase in earnings and diluted earnings per share.

“Yet another achievement that’s worthy of note has been the success of our efforts to contain the growth of our balance sheet since the third quarter of 2014. In the interest of keeping our assets below the current SIFI threshold, we then launched a plan to sell certain loans--largely through participations--while maintaining our solid standing in our multi-family niche.

“Our ability to achieve this goal is reflected in the numbers: From the first of October through the last day of June, loan sales totaled $1.6 billion, including multi-family and CRE loans of $1.1 billion and $522.2 million of formerly held-for-investment one-to-four family loans. During this time, we also produced held-for-investment loans of $8.9 billion--including $7.6 billion of multi-family and CRE loans, combined.

“Another rewarding aspect of this strategy since its implementation: the gains that we’ve recorded on the sale of such loans. In addition to enabling us to manage the growth of our assets, the sale of loans resulted in gains of $17.4 million— thus contributing to our earnings over the past nine months.

“Aside from these achievements and the overall strength of our performance, the highlight of this quarter was the consistency of our margin excluding the contribution of prepayment penalties. Including prepayment penalty income, our margin dropped four basis points linked-quarter; excluding prepayment penalty income, our first- and second-quarter margins were the same.”

Board of Directors Declares $0.25 per Share Dividend Payable on August 18, 2015

“In view of the strength of our earnings, as well as that of our capital position, the Board of Directors last night declared our 46th consecutive quarterly cash dividend of $0.25 per share. The dividend will be payable on August 18, 2015 to shareholders of record as of August 6th,” Mr. Ficalora said.

Balance Sheet Summary

The Company recorded total assets of $48.6 billion at June 30, 2015, a $396.8 million increase from the March 31st balance and an $89.3 million increase from the balance at December 31, 2014. Total loans accounted for $36.0 billion, or 74.0%, of the June 30th balance, while total securities accounted for $6.8 billion, or 14.0%.

Loans

Covered Loans

Primarily reflecting repayments, covered loans fell $184.4 million from the year-end 2014 balance to $2.2 billion, representing 6.2% of total loans, at the end of June.

Accretion on the covered loan portfolio was $34.1 million and $69.7 million, respectively, in the three and six months ended June 30, 2015, as compared to $34.9 million and $69.6 million, respectively, in the year-earlier three- and six-month periods.

Non-Covered Loans Held for Investment

At June 30, 2015, non-covered loans held for investment totaled $33.6 billion, up $623.9 million from the March 31st balance and $611.3 million from the balance at year-end 2014. While the Company originated $6.2 billion of non-covered loans held for investment in the first six months of this year, including a record $3.5 billion in the second quarter, the impact on the balance sheet was largely tempered by the sale of multi-family and CRE loans, largely through participations, as well as the high volume of property transactions and refinancing activity in the Company’s multi-family and CRE lending niche. Sales of multi-family and CRE loans totaled $985.6 million in the first six months of 2015, including sales through participations of $477.6 million in the second quarter of the year.

The following table summarizes the Company’s production of non-covered loans held for investment in the three months ended June 30, 2015, March 31, 2015, and June 30, 2014 and in the six months ended June 30, 2015 and 2014:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2015	2015	2014	2015	2014
Mortgage Loans Originated for Investment:
Multi-family	$2,581,987	$1,674,446	$2,111,565	$4,256,433	$4,058,150
Commercial real estate	484,264	610,874	336,448	1,095,138	809,121
One-to-four family	5,190	788	84,831	5,978	170,040
Acquisition, development, and construction	43,457	70,794	16,534	114,251	72,463
Total mortgage loans originated for investment	$3,114,898	$2,356,902	$2,549,378	$5,471,800	$5,109,774
Other Loans Originated for Investment:
Specialty finance	$296,369	$230,670	$189,232	$527,039	$294,173
Other commercial and industrial	72,859	91,501	130,659	164,360	281,693
Other	1,186	1,676	1,657	2,862	3,241
Total other loans originated for investment	$370,414	$323,847	$321,548	$694,261	$579,107
Total loans originated for investment	$3,485,312	$2,680,749	$2,870,926	$6,166,061	$5,688,881

Multi-family loans represented $23.8 billion of loans held for investment at the end of the current second quarter, reflecting a linked-quarter increase of $303.3 million and a $78.0 million decrease from the balance at year-end. While the Company sold $863.2 million of multi-family loans in the first six months of this year—largely through participations—the impact was substantially tempered by the high volume of multi-family loans produced. In the first six months of 2015, originations of multi-family loans totaled $4.3 billion, exceeding the year-earlier volume by $198.3 million.

Included in the volume of multi-family loans produced year-to-date were second-quarter originations of $2.6 billion, exceeding the trailing-quarter’s production by $907.5 million and the year-earlier quarter’s production by $470.4 million.

CRE loans represented $8.1 billion of loans held for investment at the end of the current second quarter, reflecting a linked-quarter increase of $260.9 million and a six-month increase of $449.5 million from the balance at December 31st. The growth of the portfolio was partly tempered by the year-to-date sale of CRE loans totaling $122.4 million, including $24.8 million in the second quarter of this year.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios at June 30, 2015, March 31, 2015, and December 31, 2014:

(dollars in thousands)	June 30, 2015		March 31, 2015		December 31, 2014
Multi-Family Loan Portfolio:
Loans outstanding	$23,771,076		$23,467,737		$23,849,038
Percent of total held-for-investment loans	70.7%		71.1%		72.2%
Average loan size	$4,936		$4,894		$5,001
Weighted average life	2.7	years	2.6	years	3.0	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$8,086,587		$7,825,643		$7,637,061
Percent of total held-for-investment loans	24.0%		23.7%		23.1%
Average loan size	$5,402		$5,175		$4,991
Weighted average life	3.1	years	3.2	years	3.2	years

Also included in the June 30th balance of non-covered loans held for investment were acquisition, development, and construction (“ADC”) loans of $285.1 million, one-to-four family loans of $107.0 million, and other loans of $1.4 billion, as compared to $257.9 million, $138.9 million, and $1.1 billion, respectively, at December 31, 2014. The six-month increase in other loans reflects a $98.8 million increase in specialty finance loans and leases to $732.3 million and a $135.5 million increase in other commercial and industrial (“C&I”) loans to $612.1 million. The latter increase largely reflects the transfer of certain other C&I loans in the amount of $158.5 million from “held for sale” to “held for investment” in the first quarter of this year.

Non-Covered Loans Held for Sale

Non-covered loans held for sale totaled $299.5 million at the end of the current second quarter and consisted entirely of one-to-four family loans. The June 30th balance was $52.0 million lower than the trailing quarter-end balance and $79.9 million lower than the balance at December 31st.

In the six months ended June 30, 2015, the volume of loans originated for sale totaled $2.9 billion, exceeding the year-earlier six-month volume by $1.5 billion, or 109.2%. Included in the current six-month amount were second-quarter originations of $1.4 billion, $97.4 million lower than the trailing-quarter volume and $651.5 million higher than the volume in the second quarter of last year. The year-over-year increase in one-to-four family loan originations was attributable to a decline in residential mortgage interest rates over such time.

In the three and six months ended June 30, 2015, the average balance of loans held for sale was $621.1 million and $607.1 million, respectively, as compared to $274.5 million and $252.6 million, respectively, in the three and six months ended June 30, 2014.

Pipeline

The Company currently has a loan pipeline of approximately $2.6 billion, including loans held for investment of approximately $1.9 billion and one-to‐four family loans held for sale of approximately $649.2 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired loans) and non-covered OREO.

The Company’s asset quality reflected continued improvement in the six months ended June 30, 2015:

  Non-performing non-covered assets fell $53.9 million, or 38.8%, from the December 31st balance to $85.1 million at the end of June. The reduction was attributable to an $18.1 million decline in non-performing non-covered loans to $58.9 million and a $35.8 million decline in OREO to $26.2 million. The balances of non-performing non-covered assets and loans at June 30, 2015 are the lowest the Company has recorded since the third and second quarters, respectively, of 2008.
  The 57.8% decline in OREO was largely due to the sale of a single multi-family building in the amount of $41.6 million that was completed in the second quarter of this year. The sale resulted in a net gain of $7.8 million, which is included in “Other Non-Interest Income” for the three and six months ended June 30, 2015.
  Reflecting the aforementioned reductions, non-performing non-covered loans represented 0.18% and 0.23%, respectively, of total non-covered loans at June 30, 2015 and December 31, 2014; non-performing non-covered assets represented 0.18% and 0.30% of total non-covered assets at the corresponding dates.
  The Company recorded a net recovery of $1.8 million in the first six months of 2015, including $1.1 million in the second quarter of this year. In the first six months of 2014, the Company recorded net charge-offs of $2.5 million, after a net recovery of $112,000 in the second quarter of that year.

The following table summarizes the Company’s non-performing non-covered loans and assets at June 30, 2015, December 31, 2014, and June 30, 2014:

(in thousands)	June 30, 2015	December 31, 2014	June 30, 2014
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$17,250	$31,089	$33,668
Commercial real estate	20,694	24,824	27,054
One-to-four family	11,642	11,032	9,189
Acquisition, development, and construction	529	654	2,328
Total non-accrual non-covered mortgage loans	$50,115	$67,599	$72,239
Other non-accrual non-covered loans	8,765	9,351	6,375
Total non-performing non-covered loans	$58,880	$76,950	$78,614
Non-covered other real estate owned	26,176	61,956	67,186
Total non-performing non-covered assets	$85,056	$138,906	$145,800

The following table presents the Company's asset quality measures at or for the three months ended June 30, 2015, December 31, 2014, and June 30, 2014:

	June 30, 2015	December 31, 2014	June 30, 2014
Non-performing non-covered loans to total
non-covered loans	0.18%	0.23%	0.25%
Non-performing non-covered assets to total
non-covered assets	0.18	0.30	0.32
Net charge-offs during the period to average loans
during the period (non-annualized)	(0.00)	(0.00)	(0.00)
Allowance for losses on non-covered loans to non-
performing non-covered loans	236.16	181.75	177.41
Allowance for losses on non-covered loans to total
non-covered loans	0.41	0.42	0.44

Loans 30 to 89 days past due totaled $8.4 million at the end of the current second quarter, a $2.2 million increase from the balance at December 31, 2014. While multi-family loans 30 to 89 days past due rose $6.0 million during this time to $6.4 million, the increase was largely offset by respective declines of $1.5 million and $2.2 million in CRE loans and one-to-four family loans 30 to 89 days past due. There were no CRE or ADC loans 30 to 89 days past due at June 30, 2015.

The net effect of the six-month increase in loans 30 to 89 days past due and the six-month decline in non-performing assets was a $51.7 million, or 35.6%, reduction in total delinquencies to $93.4 million at June 30, 2015.

Securities

Consistent with management’s focus on multi-family and CRE lending, as well as its short-term objective of containing balance sheet growth, securities represented $6.8 billion, or 14.0%, of total assets at the end of the current second quarter, a $272.9 million decrease from the balance at December 31, 2014. The six-month decline was largely attributable to repayments and, to a lesser extent, calls of securities. Government-sponsored enterprise (“GSE”) obligations represented 95.3% of total securities at the end of the second quarter, as compared to 95.5% at the end of 2014.

Securities held to maturity accounted for $6.7 billion, or 97.6%, of total securities at the end of the current second quarter, a $264.3 million reduction from the balance at December 31st. Available-for-sale securities accounted for the remaining $165.1 million of the June 30th total, and were down $8.6 million from the balance at year-end.

Funding Sources

Deposits rose $268.4 million in the first six months of this year to $28.6 billion, representing 58.8% of total assets at June 30, 2015. The six-month rise was driven by a $446.9 million increase in savings accounts to $7.5 billion, together with a $273.1 million increase in NOW and money market accounts to $12.8 billion, and a $261.8 million increase in non-interest-bearing accounts to $2.6 billion. The benefit of these increases was only partly offset by a $713.3 million decline in certificates of deposit (“CDs”) to $5.7 billion, representing 20.0% of total deposits at the end of June.

Borrowed funds totaled $14.0 billion at the end of the current second quarter, a six-month reduction of $215.1 million. Borrowed funds represented 28.8% of total assets at the end of the quarter, as compared to 29.3% at December 31st.

Stockholders’ Equity

Stockholders’ equity rose $32.8 million in the first six months of this year to $5.8 billion, representing 11.95% of total assets and a book value of $13.09 per share at June 30, 2015. Excluding goodwill and core deposit intangibles (“CDI”) from the respective balances, tangible stockholders’ equity rose $35.7 million from the December 31st balance to $3.4 billion, representing 7.30% of tangible assets and a tangible book value of $7.59 per share, at the end of June. (2)

Reflecting the new capital rules under Basel III that took effect on January 1, 2015, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release.

Earnings Summary for the Three Months Ended June 30, 2015

The Company generated GAAP earnings of $123.7 million in the current second quarter, as compared to $119.3 million and $118.7 million, respectively, in the trailing quarter and the year-earlier three months. The respective amounts were equivalent to $0.28, $0.27, and $0.27 per diluted share.

Net Interest Income

Net interest income totaled $285.1 million in the current second quarter, reflecting a linked-quarter decrease of $7.7 million and a year-over-year increase of $1.6 million. The linked-quarter decline was the result of a $7.3 million decrease in interest income to $421.6 million and a nominal increase in interest expense to $136.5 million. The year-over-year increase in net interest income was the net effect of a $3.7 million rise in interest income and a $2.1 million increase in interest expense. The Company’s net interest margin declined four basis points sequentially and two basis points from the year-earlier measure, to 2.64% in the three months ended June 30, 2015.

The following factors contributed to the linked-quarter declines in net interest income and net interest margin:

  Prepayment penalty income contributed $26.7 million to net interest income in the current second quarter, a $3.4 million reduction from the trailing-quarter amount. Similarly, prepayment penalty income contributed 24 basis points to the Company’s current second-quarter margin, a four-basis point reduction from the trailing-quarter amount. Excluding the contributions of prepayment penalty income in the respective quarters, the second quarter margin was sequentially flat.
  Interest-earning assets averaged $43.1 billion in the current second quarter, a $399.8 million decrease from the average balance in the first quarter of this year. Reflecting the Company’s focus on containing the growth of its assets, the average balance of loans declined $238.6 million to $35.7 billion, while the average balance of securities and money market investments fell $161.2 million to $7.4 billion. Meanwhile, the average yield on interest-earning assets fell four basis points, to 3.91%, in the current second quarter as a two-basis point rise in the average yield on securities and money market investments tempered the impact of a five-basis point decline in the average yield on loans to 4.01%. The decline in the average yield on loans was primarily due to the aforementioned drop in prepayment penalty income, excluding which the average yield on loans declined by one basis point.
  Interest-bearing liabilities averaged $39.5 billion in the current second quarter, down $718.9 million from the average balance in the first quarter of this year. The decrease was the net effect of a $12.8 million rise in the average balance of interest-bearing deposits to $26.0 billion and a $731.8 million decrease in the average balance of borrowed funds to $13.5 billion. The average cost of funds rose two basis points during this time, to 1.39%, as a one-basis point decline in the average cost of interest-bearing deposits to 0.62% offset most of the impact of a 13-basis point rise in the average cost of borrowed funds to 2.85%. The latter increase was attributable to a linked-quarter reduction in short-term wholesale borrowings.

The following factors contributed to the year-over-year increase in net interest income and the modest decline in net interest margin:

  Prepayment penalty income rose $7.5 million year-over-year and contributed six basis points more to the current second-quarter margin than it contributed to the margin in the second quarter of last year.
  Average interest-earning assets rose $546.1 million year-over-year, the net effect of a $1.6 billion increase in the average loan balance and a $1.0 billion reduction in the average balance of securities and money market investments. The benefit of the increase in the average balance of interest-earning assets exceeded the impact of a two-basis point reduction in the average yield. The latter decline was the net effect of a 26-basis point rise in the average yield on securities and money market investments (primarily reflecting yield maintenance fees received on securities that prepaid in the current second quarter) and a 10-basis point decline in the average yield on loans. While prepayment penalty income contributed seven more basis points to the average yield on loans in the current second quarter than it did in the year-earlier quarter, the benefit was exceeded by the impact of the replenishment of the portfolio with lower-yielding loans over this time.
  Average interest-bearing liabilities rose $161.1 million year-over-year, as the impact of a $1.5 billion increase in the average balance of interest-bearing deposits was largely offset by a $1.3 billion decline in the average balance of borrowed funds. The modest rise in the average balance of interest-bearing liabilities was coupled with a two-basis point rise in the average cost of funds. While the average cost of interest-bearing deposits rose three basis points year-over-year, the increase in the average cost of borrowed funds was considerably greater, at 20 basis points. The latter increase largely reflects the aforementioned decline in short-term wholesale borrowings.

(Recovery of) Provision for Loan Losses

(Recovery of) Losses on Non-Covered Loans

Reflecting management’s methodology in the calculation of the allowance for non-covered loan losses, the Company recovered $1.9 million from said allowance in the second quarter of 2015. In the trailing quarter, the Company recorded a net recovery of $870,000; there was no provision for, or net recovery of, loan losses recorded in the second quarter of 2014.

Provision for (Recovery of) Losses on Covered Loans

Reflecting a decline in the cash flows expected from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recorded a $2.2 million provision for covered loan losses in the three months ended June 30, 2015. In the trailing and year-earlier quarters, the Company recorded provisions of $877,000 and $188,000, respectively. The provision recorded in the current second quarter was largely offset by FDIC indemnification income of $1.8 million, as compared to $702,000 and $150,000 in the earlier periods. FDIC indemnification income is recorded in “Non-interest income,” as further discussed below.

Non-Interest Income

Non-interest income rose $9.7 million sequentially and $9.3 million from the year-earlier level to $61.9 million in the three months ended June 30, 2015. Included in the current second-quarter amount was a $7.8 million gain on the sale of a multi-family building that had been classified as OREO since the first quarter of 2013. The gain on sale is included in “Other non-interest income,” which rose $10.2 million sequentially and $7.4 million year-over-year to $28.0 million in the three months ended June 30, 2015.

The respective increases in non-interest income were also due to an increase in FDIC indemnification income in connection with the aforementioned provision for losses on covered loans. FDIC indemnification income totaled $1.8 million in the current second quarter, reflecting a linked-quarter increase of $1.1 million and a year-over-year increase of $1.6 million.

Mortgage banking income accounted for $16.0 million of non-interest income in the current second quarter, reflecting a linked-quarter decrease of $2.4 million and a modest increase from the year-earlier amount. The linked-quarter decline was the net effect of a $5.0 million decrease in income from originations to $10.6 million and a $2.5 million increase in servicing income to $5.4 million. Conversely, the year-over-year increase in mortgage banking income was the net effect of a $5.6 million increase in income from originations and a $5.0 million decrease in servicing income.

Non-Interest Expense

Non-interest expense totaled $151.9 million in the current second quarter, reflecting a sequential decline of $4.9 million and a $4.1 million increase from the year-earlier amount. Operating expenses accounted for $150.6 million of non-interest expense in the current second quarter, reflecting a sequential decline of $4.7 million and a year-over-year increase of $4.8 million.

The sequential decline in operating expenses was largely due to a $4.1 million decrease in compensation and benefits expense to $83.1 million and a $1.2 million reduction in general and administrative (“G&A”) expense to $41.6 million. In the first quarter of 2015, compensation and benefits expense included $4.0 million in severance expenses; no comparable expenses were recorded in the second quarter of this year. The sequential decline in G&A expense was largely driven by a decline in OREO-related expenses as well as a reduction in FDIC deposit insurance premiums.

The year-over-year increase in operating expenses was driven by compensation and benefits expense, which rose $8.2 million, and by occupancy and equipment expense, which rose $1.6 million. The impact of these increases was somewhat offset by a $5.0 million decline in G&A expense, primarily reflecting the reduction in expenses in connection with the disposition of the aforementioned OREO property.

Income Tax Expense

Income tax expense totaled $71.0 million in the current second quarter, reflecting a sequential increase of $2.1 million and a year-over-year increase of $1.7 million. The respective increases were largely due to pre-tax income, which rose $6.6 million and $6.7 million, respectively, to $194.7 million from the levels recorded in the three months ended March 31, 2015 and June 30, 2014. The rise in pre-tax income occurred in tandem with a modest decline in the effective tax rate, which was 36.48% in the current second quarter, as compared to 36.62% and 36.89%, respectively, in the earlier periods.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.6 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on rent-regulated buildings in New York City and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.6 billion and 272 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, July 22, 2015, at 8:30 a.m. (Eastern Daylight Time) to discuss its second quarter 2015 performance and strategies. The conference call may be accessed by dialing (866) 952-7532 (for domestic calls) or (785) 424-1834 (for international calls) and providing the following access code: 2Q15NYCB. A replay will be available approximately two hours following completion of the call through midnight on July 26th, and may be accessed by calling (800) 723-5782 (domestic) or (402) 220-2663 (international) and providing the same access code. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 19, 2015.

Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10‐K for the year ended December 31, 2014 and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and non-GAAP (cash) earnings on page 11 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 12 of this release.
(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

- Financial Statements and Highlights Follow ‐

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$588,718	$564,150
Securities:
Available-for-sale	165,140	173,783
Held-to-maturity	6,658,363	6,922,667
Total securities	6,823,503	7,096,450
Loans held for sale	299,465	379,399
Non-covered mortgage loans held for investment:
Multi-family	23,771,076	23,849,038
Commercial real estate	8,086,587	7,637,061
Acquisition, development, and construction	285,107	257,850
One-to-four family	106,964	138,915
Total non-covered mortgage loans held for investment	32,249,734	31,882,864
Non-covered other loans held for investment	1,386,504	1,142,092
Total non-covered loans held for investment	33,636,238	33,024,956
Less: Allowance for losses on non-covered loans	(141,348)	(139,857)
Non-covered loans held for investment, net	33,494,890	32,885,099
Covered loans	2,244,203	2,428,622
Less: Allowance for losses on covered loans	(46,148)	(45,481)
Covered loans, net	2,198,055	2,383,141
Total loans, net	35,992,410	35,647,639
Federal Home Loan Bank stock, at cost	510,205	515,327
Premises and equipment, net	325,757	319,002
FDIC loss share receivable	363,758	397,811
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	5,014	7,943
Other assets (includes $32,628 and $32,048, respectively, of other real estate owned
covered by loss sharing agreements)	1,603,036	1,574,764
Total assets	$48,648,532	$48,559,217

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$12,822,680	$12,549,600
Savings accounts	7,498,505	7,051,622
Certificates of deposit	5,707,292	6,420,598
Non-interest-bearing accounts	2,568,696	2,306,914
Total deposits	28,597,173	28,328,734
Borrowed funds:
Wholesale borrowings	13,652,946	13,868,132
Junior subordinated debentures	358,477	358,355
Total borrowed funds	14,011,423	14,226,487
Other liabilities	225,313	222,181
Total liabilities	42,833,909	42,777,402
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 444,343,024 and 442,659,460
shares issued; and 444,336,836 and 442,587,190 shares outstanding, respectively)	4,444	4,427
Paid-in capital in excess of par	5,378,215	5,369,623
Retained earnings	485,683	464,569
Treasury stock, at cost (6,188 and 72,270 shares, respectively)	(109)	(1,118)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	2,607	2,990
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses,
net of tax	(5,353)	(5,387)
Pension and post-retirement obligations, net of tax	(50,864)	(53,289)
Total accumulated other comprehensive loss, net of tax	(53,610)	(55,686)
Total stockholders’ equity	5,814,623	5,781,815
Total liabilities and stockholders’ equity	$48,648,532	$48,559,217

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Interest Income:
Mortgage and other loans	$357,999	$364,504	$350,557	$722,503	$696,087
Securities and money market investments	63,621	64,409	67,325	128,030	137,106
Total interest income	421,620	428,913	417,882	850,533	833,193

Interest Expense:
NOW and money market accounts	11,727	11,052	9,371	22,779	17,767
Savings accounts	12,925	12,333	8,259	25,258	14,732
Certificates of deposit	15,729	17,116	18,464	32,845	37,524
Borrowed funds	96,142	95,644	98,296	191,786	195,528
Total interest expense	136,523	136,145	134,390	272,668	265,551
Net interest income	285,097	292,768	283,492	577,865	567,642
Recovery of losses on non-covered loans	(1,872)	(870)	--	(2,742)	--
Provision for (recovery of) losses on covered loans	2,206	877	188	3,083	(14,442)
Net interest income after provision for
(recovery of) loan losses	284,763	292,761	283,304	577,524	582,084

Non-Interest Income:
Mortgage banking income	15,968	18,406	15,291	34,374	29,901
Fee income	8,778	8,394	9,430	17,172	18,324
Bank-owned life insurance	6,774	6,704	6,813	13,478	13,642
Net gain on sales of securities	592	211	262	803	5,135
FDIC indemnification income (expense)	1,764	702	150	2,466	(11,554)
Gain on Visa shares sold	--	--	--	--	3,856
Other income	28,025	17,817	20,647	45,842	30,524
Total non-interest income	61,901	52,234	52,593	114,135	89,828

Non-Interest Expense:
Operating expenses:
Compensation and benefits	83,067	87,209	74,843	170,276	150,583
Occupancy and equipment	25,941	25,299	24,380	51,240	50,378
General and administrative	41,577	42,744	46,531	84,321	88,795
Total operating expenses	150,585	155,252	145,754	305,837	289,756
Amortization of core deposit intangibles	1,345	1,584	2,082	2,929	4,405
Total non-interest expense	151,930	156,836	147,836	308,766	294,161
Income before income taxes	194,734	188,159	188,061	382,893	377,751
Income tax expense	71,030	68,900	69,373	139,930	143,809
Net Income	$123,704	$119,259	$118,688	$242,963	$233,942

Basic earnings per share	$0.28	$0.27	$0.27	$0.55	$0.53
Diluted earnings per share	$0.28	$0.27	$0.27	$0.55	$0.53

EW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Financial Measures” on page 12 of this release.)

We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended June 30, 2015, March 31, 2015, and June 30, 2014, and for the six months ended June 30, 2015 and 2014, follow:

(in thousands, except per share data)	For the Three Months Ended			For the Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
GAAP Earnings	$123,704	$119,259	$118,688	$242,963	$233,942
Additional contributions to tangible stockholders’ equity: (1)
Amortization and appreciation of shares held in stock-related benefit plans	7,462	7,165	7,278	14,627	13,942
Associated tax effects	678	996	523	1,674	2,019
Amortization of core deposit intangibles	1,345	1,584	2,082	2,929	4,405
Total additional contributions to tangible stockholders’ equity (1)	9,485	9,745	9,883	19,230	20,366
Cash earnings	$133,189	$129,004	$128,571	$262,193	$254,308

Diluted GAAP Earnings per Share	$0.28	$0.27	$0.27	$0.55	$0.53
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.02	0.02	0.02	0.03	0.03
Associated tax effects	--	--	--	--	0.01
Amortization of core deposit intangibles	--	--	--	0.01	0.01
Total additions	0.02	0.02	0.02	0.04	0.05
Diluted cash earnings per share	$0.30	$0.29	$0.29	$0.59	$0.58

Cash Earnings Data:
Cash return on average assets	1.10%	1.06%	1.07%	1.08%	1.07%
Cash return on average tangible assets (1)	1.16	1.11	1.13	1.14	1.13
Cash return on average stockholders’ equity	9.17	8.89	8.92	9.03	8.85
Cash return on average tangible stockholders’ equity (1)	15.82	15.36	15.50	15.59	15.41
Cash efficiency ratio (2)	41.25	42.92	41.20	42.08	41.95
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 12 of this release.
(2)	We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

EW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP financial measures in their analysis of our performance. We believe that these non-GAAP financial measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP financial measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended June 30, 2015, March 31, 2015, and December 31, 2014, and for the six months ended June 30, 2015 and 2014, follow:

	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	Dec. 31,	June 30,	June 30,
(in thousands)	2015	2015	2014	2015	2014
Total Stockholders’ Equity	$5,814,623	$5,794,797	$5,781,815	$5,814,623	$5,761,018
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(5,014)	(6,359)	(7,943)	(5,014)	(11,835)
Tangible stockholders’ equity	$3,373,478	$3,352,307	$3,337,741	$3,373,478	$3,313,052

Total Assets	$48,648,532	$48,251,715	$48,559,217	$48,648,532	$48,604,772
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(5,014)	(6,359)	(7,943)	(5,014)	(11,835)
Tangible assets	$46,207,387	$45,809,225	$46,115,143	$46,207,387	$46,156,806

Tangible Stockholders’ Equity	$3,373,478	$3,352,307	$3,337,741	$3,373,478	$3,313,052
Add back: Accumulated other comprehensive loss,
net of tax	53,610	52,706	55,686	53,610	32,584
Adjusted tangible stockholders’ equity	$3,427,088	$3,405,013	$3,393,427	$3,427,088	$3,345,636

Tangible Assets	$46,207,387	$45,809,225	$46,115,143	$46,207,387	$46,156,806
Add back: Accumulated other comprehensive loss,
net of tax	53,610	52,706	55,686	53,610	32,584
Adjusted tangible assets	$46,260,997	$45,861,931	$46,170,829	$46,260,997	$46,189,390

Average Stockholders’ Equity	$5,809,787	$5,802,309	$5,798,260	$5,806,069	$5,749,933
Less: Average goodwill and core deposit intangibles	(2,442,007)	(2,443,528)	(2,445,262)	(2,442,763)	(2,450,409)
Average tangible stockholders’ equity	$3,367,780	$3,358,781	$3,352,998	$3,363,306	$3,299,524

Average Assets	$48,329,195	$48,769,552	$48,870,512	$48,548,157	$47,387,860
Less: Average goodwill and core deposit intangibles	(2,442,007)	(2,443,528)	(2,445,262)	(2,442,763)	(2,450,409)
Average tangible assets	$45,887,188	$46,326,024	$46,425,250	$46,105,394	$44,937,451

Net Income	$123,704	$119,259	$131,197	$242,963	$233,942
Add back: Amortization of core deposit intangibles,
net of tax	807	950	1,124	1,757	2,643
Adjusted net income	$124,511	$120,209	$132,321	$244,720	$236,585

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
June 30, 2015	March 31, 2015
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$35,721,805	$357,999	4.01%	$35,960,395	$364,504	4.06%
Securities and money market investments	7,381,373	63,621	3.45	7,542,579	64,409	3.43
Total interest-earning assets	43,103,178	421,620	3.91	43,502,974	428,913	3.95
Non-interest-earning assets	5,226,017	5,266,578
Total assets	$48,329,195	$48,769,552
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,664,816	$11,727	0.37%	$12,366,830	$11,052	0.36%
Savings accounts	7,630,389	12,925	0.68	7,528,983	12,333	0.66
Certificates of deposit	5,698,530	15,729	1.11	6,085,108	17,116	1.14
Total interest-bearing deposits	25,993,735	40,381	0.62	25,980,921	40,501	0.63
Borrowed funds	13,513,317	96,142	2.85	14,245,073	95,644	2.72
Total interest-bearing liabilities	39,507,052	136,523	1.39	40,225,994	136,145	1.37
Non-interest-bearing deposits	2,811,598	2,510,976
Other liabilities	200,758	230,273
Total liabilities	42,519,408	42,967,243
Stockholders’ equity	5,809,787	5,802,309
Total liabilities and stockholders’ equity	$48,329,195	$48,769,552
Net interest income/interest rate spread	$285,097	2.52%	$292,768	2.58%
Net interest margin	2.64%	2.68%
Ratio of interest-earning assets to interest-bearing liabilities	1.09	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended June 30,
2015	2014
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$35,721,805	$357,999	4.01%	$34,142,869	$350,557	4.11%
Securities and money market investments	7,381,373	63,621	3.45	8,414,217	67,325	3.19
Total interest-earning assets	43,103,178	421,620	3.91	42,557,086	417,882	3.93
Non-interest-earning assets	5,226,017	5,340,203
Total assets	$48,329,195	$47,897,289
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,664,816	$11,727	0.37%	$11,266,689	$9,371	0.33%
Savings accounts	7,630,389	12,925	0.68	6,567,458	8,259	0.50
Certificates of deposit	5,698,530	15,729	1.11	6,648,674	18,464	1.11
Total interest-bearing deposits	25,993,735	40,381	0.62	24,482,821	36,094	0.59
Borrowed funds	13,513,317	96,142	2.85	14,863,156	98,296	2.65
Total interest-bearing liabilities	39,507,052	136,523	1.39	39,345,977	134,390	1.37
Non-interest-bearing deposits	2,811,598	2,574,050
Other liabilities	200,758	209,698
Total liabilities	42,519,408	42,129,725
Stockholders’ equity	5,809,787	5,767,564
Total liabilities and stockholders’ equity	$48,329,195	$47,897,289
Net interest income/interest rate spread	$285,097	2.52%	$283,492	2.56%
Net interest margin	2.64%	2.66%
Ratio of interest-earning assets to interest-bearing liabilities	1.09	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Six Months Ended June 30,
2015	2014
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$35,840,441	$722,503	4.03%	$33,580,108	$696,087	4.15%
Securities and money market investments	7,461,531	128,030	3.44	8,466,401	137,106	3.25
Total interest-earning assets	43,301,972	850,533	3.93	42,046,509	833,193	3.97
Non-interest-earning assets	5,246,185	5,341,351
Total assets	$48,548,157	$47,387,860
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,516,646	$22,779	0.37%	$10,939,732	$17,767	0.33%
Savings accounts	7,579,966	25,258	0.67	6,239,252	14,732	0.48
Certificates of deposit	5,890,751	32,845	1.12	6,835,279	37,524	1.11
Total interest-bearing deposits	25,987,363	80,882	0.63	24,014,263	70,023	0.59
Borrowed funds	13,877,174	191,786	2.79	14,955,274	195,528	2.64
Total interest-bearing liabilities	39,864,537	272,668	1.38	38,969,537	265,551	1.37
Non-interest-bearing deposits	2,662,117	2,458,175
Other liabilities	215,434	210,215
Total liabilities	42,742,088	41,637,927
Stockholders’ equity	5,806,069	5,749,933
Total liabilities and stockholders’ equity	$48,548,157	$47,387,860
Net interest income/interest rate spread	$577,865	2.55%	$567,642	2.60%
Net interest margin	2.66%	2.69%
Ratio of interest-earning assets to interest-bearing liabilities	1.09	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
GAAP EARNINGS DATA:
Net income	$123,704	$119,259	$118,688	$242,963	$233,942
Basic earnings per share	0.28	0.27	0.27	0.55	0.53
Diluted earnings per share	0.28	0.27	0.27	0.55	0.53
Return on average assets	1.02%	0.98%	0.99%	1.00%	0.99%
Return on average tangible assets (1)	1.09	1.04	1.06	1.06	1.05
Return on average stockholders’ equity	8.52	8.22	8.23	8.37	8.14
Return on average tangible stockholders’ equity (1)	14.79	14.32	14.46	14.55	14.34
Efficiency ratio (2)	43.40	45.00	43.37	44.20	44.07
Operating expenses to average assets	1.25	1.27	1.22	1.26	1.22
Interest rate spread	2.52	2.58	2.56	2.55	2.60
Net interest margin	2.64	2.68	2.66	2.66	2.69
Effective tax rate	36.48	36.62	36.89	36.55	38.07
Shares used for basic EPS computation	442,721,173	441,990,338	441,155,063	442,357,774	440,864,462
Shares used for diluted EPS computation	442,721,173	441,990,338	441,155,063	442,357,774	440,864,462
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 12 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	June 30, 2015	March 31, 2015	December 31, 2014
CAPITAL MEASURES:
Book value per share	$13.09	$13.04	$13.06
Tangible book value per share (1)	7.59	7.55	7.54
Stockholders’ equity to total assets	11.95%	12.01%	11.91%
Tangible stockholders’ equity to tangible assets (1)	7.30	7.32	7.24
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.41	7.42	7.35
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 12 of this release.

	June 30, 2015	March 31, 2015	December 31, 2014
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Common equity tier 1 capital ratio	11.42%	11.73%	NA	%
Leverage capital ratio	7.92	7.83	7.73
Tier 1 risk-based capital ratio	11.42	11.73	12.02
Total risk-based capital ratio	12.03	12.36	12.66
New York Commercial Bank
Common equity tier 1 capital ratio	12.66%	11.87%	NA	%
Leverage capital ratio	9.34	9.01	9.25
Tier 1 risk-based capital ratio	12.66	11.87	12.08
Total risk-based capital ratio	13.15	12.28	12.47
(1)	At June 30, 2015, the minimum regulatory requirements for classification as a well capitalized institution were a common equity tier 1 capital ratio of 6.50%; a leverage capital ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, (516) 683-4420
or
Media:
Kelly Maude Leung, (516) 683-4032